                                                            Exhibit 99.1

                                                            For Information
                                                            ---------------
                                                            Mark A. Hellerstein
                                                            Robert T. Hanley
                                                            303-861-8140

                       ST. MARY PROVIDES OPERATIONS UPDATE

DENVER, April 17, 2003 - St. Mary Land & Exploration Company (NYSE: SM)
today provided an update of its operations for the first quarter of 2003.

During the first quarter 2003 St. Mary participated in the drilling of 34 wells of which 29 were completed as producers (85% success rate). Significant wells completed in the Mid-Continent region were the Brothers 2-20 (St. Mary 34%) in
Northeast Mayfield completed at a rate of 11,800 MCFED, the Heard 2-1 (St. Mary
76%) in the Sixty Six field completed at a rate of 2,100 MCFED and the Lois
Sirmans 1-12 (St. Mary 84%) in the Cope field completed at a rate of 1,900
MCFED. In the ArkLaTex region the USA "N" No. 2-H (St. Mary 81%) in the Huxley field produced at a rate of 3,800 MCFED and the Enserch Proc. 8 (St. Mary 23%)
in the Trinidad field had an initial production rate of 3,800 MCFED. The Company also participated in the recompletion of 15 wells with an 87% success rate.

The Company updated its forecast for the first quarter and full year of 2003 as follows:

                                       1st Quarter            Year
                                       -----------            ----
Oil & Gas Production               17.5 - 18.5 BCFE       70 - 75 BCFE
Lease operating expenses,
   including production taxes and
   transportation                      $1.17 - $1.23/MCFE     $1.22 - $1.32/MCFE
General and administrative exp.        $ .24 - $ .28/MCFE     $ .21 - $ .25/MCFE
Depreciation, depletion & amort.   $1.00 - $1.10/MCFE     $1.00 - $1.10/MCFE

The first quarter 2003 production forecast includes engineering estimates of production from the Flying J properties which were acquired on January 29, 2003.
Actual production received from these properties could vary from the engineering estimates.

St. Mary received proceeds of $898,000 from the grant of a 3-D seismic option to
Seismic Exchange, Inc. covering the Company's 24,914 fee acreage position in St.
Mary Parish, Louisiana and the grant of a lease option covering open acreage. If a lease is issued, in addition to its royalty the Company will receive a right to participate as a working interest owner for up to 25%. The Company will also receive a license to the 3-D data covering its fee acreage position. This 3-D survey is part of a larger 300 square mile shoot with data acquisition and processing on the St. Mary acreage expected to be completed this year. Mark
Hellerstein, Chairman, President and CEO, stated, "This will be the first time we will have fully imaged our fee acreage position with 3-D seismic data. We are hopeful that this data will help generate renewed exploration activity on our historically prolific property."

David W. Honeyfield will be joining St. Mary to assume the position of Vice
President- Finance, Treasurer and Secretary to replace Richard C. Norris who is resigning. Mr. Honeyfield has been the Controller, Chief Accounting Officer and
Corporate Secretary for Cimarex Energy Co. since April 2002. For the previous eleven years, he was with Arthur Andersen LLP in Denver, most recently as Senior
Audit Manager.

The Company has reached an agreement to settle its claim against Cliffs Drilling
Company, relating to excess drilling costs and loss of downhole reserves from underground mechanical problems of the South Horseshoe Bayou #1 well in 1996, in the amount of $4,470,000, net of amounts to be paid to partially reimburse its insurance underwriters for amounts previously paid to St. Mary for the excess drilling costs. The Company will record this as revenue in the second quarter.

St. Mary is scheduled to release first quarter 2003 earnings after the close of trading on the NYSE on May 7, 2003. The teleconference call to discuss first quarter results is scheduled for May 8, 2003 at 8:00 am (MDT). The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through May 23 at 800-642-1687, conference number 9834449. International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 9834449. In addition the call will be broadcast live online at www.stmaryland.com. An audio recording of the conference call will be available at that site through May 23.

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections for future periods. The words "will," "believe," "anticipate," "intend," "estimate," "forecast" and
"expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause
St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, production rates and reserve replacement, reserve estimates, drilling and operating service availability and uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, expected acquisition benefits, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the "Risk Factors" section of St. Mary's 2002 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

                                       ###

                                    PR-03-06